Exhibit 10.8

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is entered into on the 1st day of April, 2008 (the “Agreement”), between National Health Investors, Inc., a Maryland real estate investment trust ("Company") and W. Andrew Adams, a resident of Tennessee ("Consultant").

WHEREAS, Consultant has acted as the Company’s president and chief executive officer pursuant to the Company’s Advisory, Administrative Services and Facilities Agreement between the Company and Management Advisory Source, LLC, (“MAS”) an entity wholly owned by Consultant;

WHEREAS, the Company terminated the agreement with MAS effective March 31, 2008;

WHEREAS, the Company desires to continue to avail itself of the Consultants experience, sources of information, advice, and assistance and to have the Consultant continue undertake certain duties and responsibilities, on behalf of and subject to the supervision of the Board of Directors of the Company (the “Directors”), during the interim while the Company searches for a new president and chief executive officer for the Company; and

WHEREAS, the Consultant is willing to continue to render such services, subject to the supervision of the Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the promises herein, and other good and valuable consideration, Company and Consultant do hereby agree as follows:

1.

Services.

(a)

During the Term (as defined below), Consultant agrees to provide consulting services to the Company concerning its strategy, management, operation, and finances, and will act as President and Chief Executive Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Consultant from time to time by Directors consistent with such position (the “Services”).  Consultant shall be responsible to and work under the supervision of the Directors.

(c)

Consultant agrees (i) to provide the Services in good faith and with due care and skill, (ii) to be available at any time as needed by the Company on a flex-time basis, and (iii) to comply with all regulations, laws and Company policies applicable to the services to be performed under this Agreement.

(d)

Consultant and the Company agree and understand that Consultant will not be working solely on Company business, but may have other involvements as well.  The Company agrees and understands that Consultant will be working on a flexible time basis; provided however, that Consultant will be accessible to the Company at any time regardless of any other involvements.

2.

Term.

 This Agreement will commence on April 1, 2008 and shall continue until terminated by either party as herein provided (“Term”). Either party may terminate this Agreement at any time in a written notice of termination given to the other party at least thirty (30) days prior to the effective date of such termination; provided, that the Company may terminate this Agreement at any time for cause. Upon the termination of this Agreement for any reason the Consultant shall cooperate with the Company to provide an orderly management transition.

3.

Compensation.  As compensation for the Services to be provided by Consultant hereunder, Consultant shall be paid $1.  At the end of the Term of this Agreement, the Directors may, in their sole discretion, pay Consultant a bonus amount for the Services provided pursuant to this Agreement.  Consultant shall be solely responsible for all taxes due on all amounts paid to him by Company.

4.

Death.   In the event of the death of the Consultant, the Company’s obligation to make payments to Consultant shall cease as of the date of death, except for earned but unpaid compensation which will be paid to Consultant’s estate.

5.

Relationship of the Parties.  The Services shall be performed by Consultant as an independent contractor during the Term.  This Agreement may not be assigned by Consultant without the prior written consent of the Company, which consent may be granted or withheld in Company’s sole discretion.  Company may assign or transfer its rights and obligations under this Agreement at any time with or without Consultant’s consent.

6.

Representation.   Consultant warrants and represents that this Agreement and Consultant’s performance hereunder will not violate the terms of any other agreement or arrangement to which he is a party, whether written or oral.

7.

Notices.   All notices required hereunder shall be deemed given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

if to Company:

Ted H. Welch

The Tower, Suite 2920

611 Commerce Street

Nashville, Tennessee 37219

If to Consultant:

W. Andrew Adams

750 South Church Street, Suite B

Murfreesboro, TN  37130

8.

Severability.

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

9.

Waiver.   Waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

10.

Entire Agreement.

This instrument contains the entire agreement of the parties and may only by modified by the written agreement of both parties.

11.

Applicable Law.   This Agreement shall be deemed to have been made in the State of Tennessee and shall be interpreted and enforced in accordance with the laws of the State of Tennessee.  Venue for all disputes arising out of this Agreement shall be heard exclusively in the courts sitting in Murfreesboro, Rutherford County, Tennessee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

NATIONAL HEALTH INVESTORS, INC.

CONSULTANT

By: _/s/ Robert A. McCabe_____________

       _/s/ W. Andrew Adams_________

W. Andrew Adams

Title:  Robert A. McCabe, Chairman, Audit

Committee

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